Exhibit 8.1

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City

To:

Marex Group Limited

c/o Compass Administration Services, Ltd.,

Crawford House

50 Cedar Avenue, Hamilton, HM11 Bermuda	6 July 2026

Post-Effective Amendment to the Registration Statement on Form F-3

1.	INTRODUCTION

1.1	Our role

We have acted as legal advisers to Marex Group Limited, an exempted company limited by shares incorporated in Bermuda (the “Issuer”) as to certain matters of United Kingdom tax law relevant to the preparation of the section entitled “Material Tax Considerations—Material U.K. Tax Considerations” (the “UK Tax Section”) of the post-effective amendment (the “Post-Effective Amendment”) to the registration statement on Form F-3 (the “Registration Statement” and, the Registration Statement, as amended by the Post-Effective Amendment, the “Amended Registration Statement”) originally filed by Marex Group plc, a public limited company incorporated under the laws of England and Wales (the “Predecessor Registrant”), filed by the Issuer with the United States Securities and Exchange Commission (the “Commission”) on 6 July 2026.

The Amended Registration Statement relates to the Issuer’s issuance and sale, from time to time, of an indeterminate amount of its (i) senior debt securities (the “Senior Debt Securities”), (ii) subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) and (iii) contingent capital securities (the “Contingent Capital Securities” and, together with the Senior Debt Securities and the Subordinated Debt Securities, the “Securities”).

The Issuer became the successor of the Predecessor Registrant for purposes of Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). Such succession occurred following the effectiveness on 1 July 2026 of a United Kingdom court-approved scheme of arrangement under the United Kingdom Companies Act 2006 and the related corporate reorganization of the Predecessor Registrant and its consolidated subsidiaries (the “Group”) which was completed on 6 July 2026 (collectively, the “Reorganization”). As a result of the Reorganization, the Predecessor Registrant became a direct wholly-owned subsidiary of the Issuer, and the Issuer became the ultimate parent holding company of the Group. In connection with the Reorganization, the Predecessor Registrant changed its name from Marex Group plc to Marex UK Holdings Limited and converted from a public limited company into a private limited company incorporated in England and Wales.

The Senior Debt Securities are to be issued under a senior indenture, dated as of 15 October 2024 (the “Base Senior Indenture”) between the Issuer (as successor to Marex Group plc) and Citibank, N.A., as trustee (the “Trustee”), as amended and supplemented by that certain fifth supplemental indenture, dated as of 6 July 2026 (the “Fifth Supplemental Indenture”), by and among Marex UK Holdings Limited (formerly known as Marex Group plc), the Issuer, and the Trustee (together with the Base Senior Indenture, the “Senior Indenture”).

The Subordinated Debt Securities are to be issued under a subordinated indenture, dated as of 1 May 2025 (the “Base Subordinated Indenture”) between the Issuer (as successor to Marex Group plc) and the Trustee, as amended and supplemented by that certain first supplemental indenture, dated as of 6 July 2026 (the “First Supplemental Subordinated Indenture”), by and among Marex UK Holdings Limited (formerly known as Marex Group plc), the Issuer, and the Trustee (together with the Base Subordinated Indenture, the “Subordinated Indenture”).

The Contingent Capital Securities are to be issued under an indenture, dated as of 1 May 2025 (the “Base Contingent Capital Securities Indenture”) between the Issuer (as successor to Marex Group plc) and the Trustee, as amended and supplemented by that certain first supplemental indenture , dated as of 6 July 2026 (the “First Supplemental Contingent Capital Securities Indenture”), by and among Marex UK Holdings Limited (formerly known as Marex Group plc), the Issuer, and the Trustee (together with the Base Contingent Capital Securities Indenture, the “Contingent Capital Securities Indenture” and, together with the Senior Indenture and the Subordinated Indenture, the “Indentures”).

2.	DOCUMENTS

For the purposes of this opinion, we have reviewed the Post-Effective Amendment and the Amended Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

3.	OPINION

Subject to the qualifications set out below and any qualifications, limitations or assumptions set out in the UK Tax Section, we consider that the statements in the UK Tax Section, insofar as they summarise matters of United Kingdom tax law relating to the areas covered in the UK Tax Section, are at the date of this letter true and accurate in all material respects.

4.	LAW AND RELIANCE

4.1	Governing law

This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

4.2	The law to which this opinion relates

This opinion is confined to matters of English law as it relates to taxation in force at the date of this opinion (as currently applied by the English courts) and with respect to the published practice of HM Revenue & Customs applying as at the date of this opinion. This opinion takes no account of any changes in law or published practice after the date of this opinion. We have no obligation to update this opinion in the future to address future changes in legislation or published practice.

5.	RELIANCE AND LIABILITY

5.1	Addressees and disclosure

(a)

This opinion is solely for the benefit of the addressee and for the purposes of the issue and offer of any Securities. Except as set out below, it may not be disclosed or relied on by any other person or for any other purpose and is not to be quoted or made public in any way without our prior written consent.

(b)	This opinion may be disclosed, for information purposes only and without any entitlement to rely on it in any way:

(i)	to the legal advisers and external auditors of the Issuer and of any affiliate of the Issuer;

(ii)	to the directors, officers or employees of the Issuer;

(iii)	to applicable regulators upon their request;

(iv)	to any person to whom disclosure is required to be made in accordance with law or regulation or in connection with any judicial proceedings;

(v)	in connection with any litigation, arbitration or similar proceeding to which the Issuer is a party relating to the issue and offer of any Securities; and

(vi)	to any rating agency which, with the permission of the Issuer, has or will rate any Securities issued from time to time pursuant to the Indenture.

In addition, we hereby consent to the filing of this opinion as Exhibit 8.1 to the Post-Effective Amendment to the Amended Registration Statement and the use of our name under the heading “Legal Matters” in the Amended Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Mayer Brown International LLP